As filed with the Securities and Exchange Commission on August 15, 2005
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KONIGSBERG CORPORATION
(Name of small business issuer in its charter)

NEVADA	1000	98-0455906
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

435 Martin Street, Suite 3220, Blaine, WA 98230
Tel: 360-332-3462
(Address and telephone number of principal executive offices)

Stephen F.X. O’Neill, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$188,000	$0.02	$188,000	$22.13

(1)	Total represents 9,400,000 shares issued by Konigsberg Corporation in private placement transactions completed in February, 2005 and April, 2005.
(2)	This price was arbitrarily determined by Konigsberg Corporation.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2005

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

KONIGSBERG CORPORATION

Prospectus

--------------------------

9,400,000 SHARES
COMMON STOCK

-------------------------

The selling stockholders named in this prospectus are offering the 9,400,000 shares of Konigsberg Corporation’s (“Konigsberg”) common stock offered through this prospectus. Konigsberg has set an offering price for these securities of $0.02 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders Before
	Offering Price	Commissions	Expenses and Commissions

Per Share	$0.02	Not Applicable	$0.02

Total	$188,000	Not Applicable	$188,000

Konigsberg is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Konigsberg’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of the Konigsberg’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Konigsberg intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Konigsberg’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 9 before buying any shares of Konigsberg’s common stock.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus Is: August 11, 2005

PROSPECTUS

----------------
KONIGSBERG CORPORATION
9,400,000 SHARES COMMON STOCK
----------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Konigsberg” refers to Konigsberg Corporation and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States Dollars throughout this prospectus, Canadian Dollars have been converted into United States currency at the rate of US$1.00 being approximately equal to CDN$1.17 or CDN$1.00 being approximately equal to US$0.83 which is the approximate average exchange rate during recent months.

KONIGSBERG CORPORATION

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in four mineral claims known as the "Nanaimo Lake Claims,” comprised of a four unit grid claim block totaling 100 hectares located nine miles southeast of the town of Nanaimo, British Columbia between the two Nanaimo Lakes located on Vancouver Island, British Columbia. Title to our mineral claims is held by our wholly owned subsidiary, Konigsberg Explorations Inc., the registered owner of the Nanaimo Lake Claims. Our plan of operation is to conduct mineral exploration activities on the Nanaimo Lake Claims in order to assess whether they possess mineral deposits of copper, silver, molybdenum and gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of March 31, 2005 is summarized below:

As at March 31, 2005 (Audited)
Balance Sheet:
Cash	$84,893
Total Assets	$89,194
Liabilities	$2,508
Total Stockholders’ Equity	$86,686
Statement of Operations:	For the Period from Inception on November 3, 2004 to March 31, 2005 (Audited)
Revenue	$ -
Net Loss for the Period	($11,314)
Net Loss Per Common Stock	($0.01)

About Us

We were incorporated on November 3, 2004 under the laws of the State of Nevada. Our principal offices are located at 435 Martin Street, Suite 3220, Blaine, WA 98230. Our telephone number is 360-332-3462.

THE OFFERING

The Issuer:	Konigsberg Corporation

Selling Security Holders:
The selling stockholders named in this prospectus are existing stockholders of Konigsberg who purchased shares of our common stock from us in private placement transactions completed in February, 2005 and April, 2005. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	Up to 9,400,000 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.02 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	19,400,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $11,314 for the period from November 3, 2004 (inception) to March 31, 2005, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern.

If we do not obtain additional financing, our business will fail

Our current operating funds are sufficient to complete the proposed exploration program; however, they will be insufficient to complete the full exploration of the mineral claims and begin mining efforts should the mineral claims prove to contain mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of August 11, 2005, we had cash in the amount of $66,389. We currently do not have any operations and we have no income. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claims. We have sufficient cash on hand to complete Phase II of our proposed exploration program. However, we will need additional financing to proceed past Phase II of our exploration program. We may also require additional financing if the costs of the exploration of our mineral claims are greater than anticipated. We may also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and metals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Since this is an exploration project, we face a high risk of business failure due to our inability to predict the success of our business

We have just begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on November 3, 2004, and to date have been involved primarily in organizational activities, the acquisition of the mineral claims, obtaining a summary geological report and performing certain limited work on our mineral claims. We have not earned any revenues to date.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of Phase II of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations

We have no mineral reserves. If we do not find a mineral reserve containing gold, copper, molybdenum or silver or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for gold, is highly speculative. It involves many risks and is often non-productive. The chances of finding reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claims may be restricted by inclement weather, we may be delayed in our exploration

Access to the Nanaimo Lake Claims may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

The Nanaimo Lake Claims property comprises four mineral claims with a total area of 200 acres, located nine miles southeast of the town of Nanaimo, British Columbia, between the two Nanaimo Lakes. The claims may be reached by highway 19A for 9.5 miles then west on a paved road for approximately 13 miles on the Nanaimo River Road. This is an essentially undeveloped area in British Columbia. The area consists of many mountains and lakes with heavy forestation. A paved gravel road is the only access. Winters are often severe with rain, freezing rain, wind, and snow common between November and March.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. Our planned exploration program does not budget for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Because our executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail

Ms. Susan Downing, our sole executive officer and director, does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. Our management lacks technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our president, Ms. Susan Downing, owns 51.5% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Downing are inconsistent with the best interests of other stockholders

Ms. Downing is our sole director and executive officer. Ms. Downing owns 51.5% of the outstanding shares of our common stock. Accordingly, she will have a significant influence in determining the outcome of major corporate transactions or other matters that require shareholder approval such as mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Ms. Downing may differ from the interests of the other stockholders.

We may conduct further offerings in the future in which case your shareholdings will be diluted

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. The result of this could reduce the value of your stock. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution".

If a market for our common stock does not develop, stockholders may be unable to sell their shares

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled “Market For Common Equity And Related Stockholder Matters – No Public Market for Common Stock,” below.

As our business assets and our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers

Our Company’s business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 600,000 shares of our common stock which was completed on April 14, 2005 at a price of $0.01 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 9,400,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 9,400,000 shares of common stock offered through this prospectus from us in the following transactions:

1.           The selling stockholders acquired 8,800,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on February 28, 2005.

2.           The selling stockholders acquired 600,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on April 14, 2005.

The following table provides as of August 11, 2005 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.           the number of shares beneficially owned by each prior to this Offering;
2.           the total number of shares that are to be offered by each;
3.           the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.           the percentage owned by each upon completion of the Offering; and
5.           the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
1040922 Alberta Ltd.(5)	100,000	*	100,000	NIL	*
Juraj Adamec	100,000	*	100,000	NIL	*
Robert Anderson	100,000	*	100,000	NIL	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Henry K. Antonius	800,000	4.1%	800,000	NIL	*
Caelum Finance Ltd.(3)	850,000	4.3%	850,000	NIL	*
Frank G. Downing	225,000	1.1%	225,000	NIL	*
Capt. Hugh Downing	150,000	*	150,000	NIL	*
Leslie Downing	225,000	1.1%	225,000	NIL	*
Valda Downing	350,000	1.8%	350,000	NIL	*
Mark Ford	50,000	*	50,000	NIL	*
Lucy Gravel	50,000	*	50,000	NIL	*
Martin Gravel	50,000	*	50,000	NIL	*
Michel Gravel	50,000	*	50,000	NIL	*
Anthony Holland	200,000	1.1%	200,000	NIL	*
Martin Johnson	100,000	*	100,000	NIL	*
Kevin Kaban	600,000	3.1%	600,000	NIL	*
Hugo M. Kotar	50,000	*	50,000	NIL	*
Nadia Kotar	50,000	*	50,000	NIL	*
Nicole Kotar	50,000	*	50,000	NIL	*
Geoffrey Last	800,000	4.1%	800,000	NIL	*
Claire Lansdell	100,000	*	100,000	NIL	*
Dirk Lorisch	100,000	*	100,000	NIL	*
Richard Luxford	50,000	*	50,000	NIL	*
Michelle Major	50,000	*	50,000	NIL	*
Martin Malus	50,000	*	50,000	NIL	*
Elpie A. Marinakis	800,000	4.1%	800,000	NIL	*
Celia L. Martin	100,000	*	100,000	NIL	*
Richard Michals	300,000	1.5%	300,000	NIL	*
Bridget Neal	50,000	*	50,000	NIL	*
Jonathan Peters	100,000	*	100,000	NIL	*
Brittany Quinn	100,000	*	100,000	NIL	*
Kelly Quinn	100,000	*	100,000	NIL	*
Lori Quinn	100,000	*	100,000	NIL	*
Natalie Quinn	100,000	*	100,000	NIL	*
Richard Robins	50,000	*	50,000	NIL	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Luc Robitaille	50,000	*	50,000	NIL	*
Doug Robson	200,000	1%	200,000	NIL	*
Arndt Roehlig	50,000	*	50,000	NIL	*
Basil J.H. Rolfe	50,000	*	50,000	NIL	*
Colin C. Rothery	100,000	*	100,000	NIL	*
Renotcka Rzepczyk	800,000	4.1%	800,000	NIL	*
Spectre Investments Inc.(4)	150,000	*	150,000	NIL	*
Randy White	850,000	4.3%	850,000	NIL	*
James Zaniol	50,000	*	50,000	NIL	*
TOTAL	9,400,000	48.5%	9,400,000	NIL	*
Notes
*	Represents less than 1%
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 19,400,000 common shares outstanding as of August 11, 2005, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Caelum Finance Ltd. is a private British Columbia company controlled by Constantine Carmichel.
(4)	Spectre Investments Inc. is beneficially owned by Michael Townsend.
(5)	1040922 Alberta Ltd. is a private Alberta Company controlled by Mitch Adams.

None of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus.

The estimated costs of this offering are $27,022. As of August 11, 2005 we have expended $10,000 on the costs of this offering. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by NRS 78.090 to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Cane Clark LLP of 3273 East Warm Springs Road, Las Vegas, Nevada 89120. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in subsection 2 of NRS 14.020.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and her age and titles as of August 11, 2005 is as follows:

Name of Director	Age	Position
Susan Downing	51	President, Secretary and Treasurer

Set forth below is a brief description of the background and business experience of our sole executive officer and director:

Susan Downing is the President, Secretary, Treasurer and a director of Konigsberg. Ms. Downing was appointed as our sole director and officer on November 3, 2004. In 1989, Ms. Downing received a Bachelor of Education from the University of British Columbia (Industrial Education), she is a Journeyman Electrician (British Columbia Institute of Technology - 1986) and H&R Block Certified Tax Preparer 1994 -Present). From 1986 to 1996, Ms. Downing was an independent electrical contractor, from 1998 to 2003 she was the sole proprietor of Emperor’s Clothes, an import and direct sales clothing company, and since 1999, Ms. Downing has been the sole proprietor of Comprehensive Venture Consulting, a business consulting company. Ms. Downing also has 18 years experience teaching in the public school system and is also presently employed by the Vancouver School Board.

Ms. Downing provides her services on a part-time basis as required for our business. Ms. Downing presently commits approximately 6-8 hours per week to our business.

Ms. Downing does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. Her prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on our independent geological consultant, W.G. Timmins, P.Eng., to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Compensation

We do not pay to our directors or officers any salary or consulting fee. We do not pay to our directors any compensation for each director serving as a director on our board of directors.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal agreements. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

Our audit committee presently consists of our sole director and officer. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 11, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officer. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Common Stock	Susan Downing President, Secretary and Treasurer Director 5921 Nelson Avenue, Burnaby, BC, Canada, V5H 3H8	10,000,000 Direct	51.5%

(1)
Applicable percentage of ownership is based on 19,400,000 shares of common stock issued and outstanding as of August 11, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of August 11, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 11, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 11, 2005, there were 19,400,000 shares of our common stock issued and outstanding that are held of record by forty-five (45) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy”.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick P.L.L.C. (“Telford”), our independent registered public accounting firm, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented their report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 3, 2004 under the laws of the State of Nevada.

Susan Downing, our president, secretary and treasurer and a director, has been our sole promoter since our inception. Other than the purchase of her stock, Ms. Downing has not entered into any agreement with us in which she is to receive from us or provide to us anything of value. Ms. Downing acquired from us 10,000,000 shares of our common stock at a price of $0.001 per share on November 3, 2004. Ms. Downing paid a total purchase price of $10,000 for these shares.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in four mineral claims known as the "Nanaimo Lake Claims,” comprised of a four unit grid claim block totaling 100 hectares located nine miles southeast of the town of Nanaimo, British Columbia between the two Nanaimo Lakes located on Vancouver Island, British Columbia. Title to our mineral claims is held by our wholly owned subsidiary, Konigsberg Exploration Inc., the registered owner of the Nanaimo Lake Claims. Our plan of operation is to conduct mineral exploration activities on the Nanaimo Lake Claims in order to assess whether they possess mineral deposits of copper, silver, molybdenum and gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claims or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claims possess commercially exploitable mineral deposits of copper, silver, molybdenum and gold. See “Item 2. Management’s Discussion and Analysis or Plan of Operation – Plan of Operation”.

Acquisition of the Nanaimo Lake Claims

Our wholly owned subsidiary Konigsberg Explorations Inc., a British Columbia company, entered into an arms-length purchase agreement dated November 3, 2004 with Patricia L. Shore, pursuant to which our subsidiary acquired a 100% interest in the Nanaimo Lake Claims for cash consideration of $3,500. Ms. Shore subsequently executed a bill of sale on November 3, 2004, transferring all of Ms. Shore’s interest in the Nanaimo Lakes 1 and Nanaimo Lakes 2 claims to us. Following the completion of Phase I of our exploration program Ms. Shore executed a bill of sale on June 1, 2005 transferring to us all of Ms. Shore’s interest in two additional claims “Molly 1” and “Molly II” which were staked by Ms. Shore on our behalf.

Description of Property and Location of Nanaimo Lake Mineral Claims

The Nanaimo Lake Claims property is comprised of four mineral claims with a total area of approximately 100 hectares, located nine miles southeast of the town of Nanaimo, British Columbia between the two Nanaimo Lakes located on Vancouver Island, British Columbia, see “Figure 1” below.

The Nanaimo Lake Claims are recorded with the Ministry of Energy and Mines, Province of British Columbia, Canada under the following name, tag and tenure numbers:

Name of Mineral Claim	Tag Number	Tenure Number	Expiry Date
NANAIMO LAKES 1	725687M	414834	October 7, 2005
NANAIMO LAKES 2	725678M	414835	October 7, 2005
MOLLY 1	700353M	416622	November 29, 2005
MOLLY II	700354M	416623	November 29, 2005

The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the British Columbia Ministry of Energy and Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. As our mineral claims are effective until October 7, 2005 and November 29, 2005, respectively, we must file confirmation of the completion of exploration work in the minimum amount of approximately $83 per 25 hectare units or make a payment in lieu or exploration work in the minimum amount by October 7, 2005 and November 29, 2005, respectively. Following completion of Phase I of our exploration program, we have completed sufficient exploration work to extend our claims for an additional year which we intend to file with the Minstry of Energy and Mines prior to the current expiry date of our mineral claims. The Nanaimo Lake Claims are four 25 hectare units in size, therefore the work requirement for the next year is $332. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse on October 7, 2006 and November 29, 2006, respectively, and we will lose all interest that we have in these mineral claims.

Figure 1
Location of Claim

YUKON
ALASKA
N
BRITISH
COLUMBIA
ALBERTA
Fort St.John
Dawson Creek
Stewart
Terrace
Smithers
Prince Rupert
Kitimat
Houston
Prince George
NANAIMO LAKES PROPERTY
QUEEN
CHARLOTTE
ISLANDS
Quesnel
Williams Lake
PACIFIC
OCEAN
Golden
Revelstoke
Kamloops
Vernon
Nakusp
Merritt
Kelowna
Cranbrook
VANCOUVER
ISLAND
VANCOUVER
Hope
Princeton
VICTORIA
UNITED STATES
Miles
0 50 100
Kilometres
0 50
KONIGSBERG EXPLORATIONS INC.
NANAIMO LAKES PROPERTY
NANAIMO MINING DIVISION
LOCATION MAP
SCALE: As Shown
DATE: Nov. 20, 2004
FIGURE: 1

Location, Climate, Infrastructure and Access

The claims are located about nine miles southeast of the Town of Nanaimo between the two Nanaimo Lakes. Access to the property is provided by travelling south from Nanaimo on Highway 19A for 9.5 miles, then west on paved road for approximately 13 miles on the Nanaimo River Road.

Nanaimo is serviced by regular air service and ferry service from the City of Vancouver, B.C., and provides all amenities including police, hospital, supermarkets, fuel, communications, air services, boat rentals, hardware and all modern services.

Our mineral claims presently do not have any mineral reserves. The property that is the subject to our mineral claims is undeveloped and does not contain any underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim. Power is readily available from nearby transmission lines. Water in sufficient quantities for drilling is available from nearby streams and lakes. Power sources for the Nanaimo Lake Claims property presently consist of portable generators brought onto the property.

Property Geology

The region is situated at the northwestern end of a major geanticline and falls within the Wrangellia Terrane which comprises three thick volcanic-sedimentary cycles.

The property area is underlain by Upper triassic Karmutsen Formation Vancouver Group porphyritic andesitic to basaltic rocks in contact with Paleozoic Sicker Group argillites, intruded by diorite of the Early to Middle Jurassic Island Plutonic Suite.

The Karmutsen Formation consists of andesitic to basaltic pillowed flows which are in contact with argillaceous rocks in the northern section of the property.

History of Exploration

Exploration in the Alberni-Nanaimo Lakes area began as early as 1862 with small-scale placer gold mining on China Creek. Increased activity in the 1890's resulted in the staking of several gold veins and modest production. Following a lull in activity, prospecting for gold was renewed during the 1930's resulting in limited production from several properties. Activity again declined after World War II until the 1960's, this time focusing on the search for porphyry copper and iron-copper skarn deposits. Another flurry of exploration during the 1980's followed the discovery of a polymetallic massive sulphide orebody at Buttle Lake.

Several types of mineralization are known to occur in the Alberni-Nanaimo Lakes region including copper-molybdenum quartz veins and stockworks in granodiorite and adjacent country rocks and base metal copper veins in Sicker Group and Karmutsen Formation rocks as well as skarn deposits.

A work program was carried out by Gunnex Limited on claims encompassing the present Konigsberg property during 1963 and 1964. Following the discovery of old workings and showings while prospecting, showings were mapped and sampled and an area soil sampled on a small grid.

A geochemical soil sampling survey was carried out by E. Amendolagine, P.Eng. for TexPez Oil and Gas Corporation in May 1982. No further work is known to have been carried out over the property.

Mineralization

Mineralization on the Nanaimo Lake Claims consists of minor amounts of pyrite, chalcopyrite, bornite and magnetite. Two pits on the property located in quartz veins and veinlets occurring in andesitic to basaltic rocks in contact with argillaceous rocks.

The geochemical soil sampling conducted by prior explorations indicates several anomalous zones of copper and molybdenum. Prior exploration also indicated positive results with relatively high copper values over several hundreds of feet.

Recommendations of Geological Report and the Geological Exploration Program

We engaged W.G. Timmins, P.Eng., to prepare a geological evaluation report on the Nanaimo Lake Claims. Mr. Timmins is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada.

The work completed by Mr. Timmins in preparing the geological report consisted of the review of geological data from previous exploration. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims. The work involved in this data acquisition included report reproduction and compilation of pre-existing information.

We received the geological evaluation report on the Nanaimo Lake Claims entitled "Report on the Nanaimo Lakes Property" prepared by Mr. Timmins on November 20, 2004. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

In his geological report, Mr. Timmins, recommended that a three phase exploration program, at an approximate cost of $80,000, be undertaken on the property to assess its potential to host copper, silver, molybdenum and gold mineralization. The three phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	1. Staking and recording additional mineral claims. 2. Location and sampling of showing (pits and trenches) 3. Transportation, room and board	$1,500 $2,500 $1,000	Phase I Completed.
Phase II	1. Trenching and sampling. 2. Geological mapping. 3. E.M. and magnetometer surveys. 4. Transportation, analyses, room and board.	$1,000 $1,500 $5,000 $2,500	Expected to be commenced in mid to late 2005.
Phase III	1. Diamond drilling , est. 2000 feet @ $25 per foot. 2. Logging, sampling, analyses.	$50,000 $10,000	To be completed in 2006 based on results of Phase II.

Phase	Exploration Program	Cost	Status
	3. Transportation, room and board, miscellaneous costs.	$5,000
TOTAL		$80,000

Phase I of our exploration program was completed in early May, 2005 and we received a report on Phase I from our consulting geologist containing his conclusions on the results of Phase I on May 25, 2005. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in late 2005. As of August 11, 2005 we have expended $5,000 on exploration of our mineral claims.

The phased program of exploration activities is intended to generate and prioritize targets to test by trenching or drilling. The initial exploration activities on the Nanaimo Lake Claims (grid establishment, geological mapping, soil sampling, staking of additional claims) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications which are expected to be submitted well in advance of the planned work.

Our cash on hand as of August 11, 2005 is $66,389. We have sufficient cash on hand to pay the costs of Phase II of our proposed exploration program. However, we may require additional financing in order to proceed with any additional work beyond Phase II of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase II of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase II of our exploration program.

The geological review and interpretations required in Phase II of the exploration program will be comprised of reviewing the data acquired and analyzing this data to assess the potential mineralization of the mineral claims. Geological review entails the geological study of an area to determine the geological characteristics, identification of rock types and any obvious indications of mineralization. The purpose of undertaking the geological review is to determine if there is sufficient indication of mineralization to warrant additional exploration. Positive results at each stage of the exploration program would be required to justify continuing with the next stage. Such positive results would include the identification of the zones of mineralization.

Current State of Exploration

We have only recently commenced exploration of the Nanaimo Lake Claims and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

The results of the November 20, 2004 geological report on the Nanaimo Lake Claims prepared by our geological consultant, Mr. Timmins, concluded that the claims occur in a favorable geological environment for the occurrence of gold-silver-copper-molybdenum mineralization. Molybdenum mineralization is known to occur in proximity and to the north of our property. The report suggested that we proceed with the three phase exploration program outlined above and acquire additional claims to the north of the Nanaimo Lake Claims property to cover the known molybdenite showings, see “Geological Report” above.

Phase I of our exploration program was completed in early May, 2005. We received a report on Phase I of our exploration program on May 25, 2005. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. We received a report on Phase I from our consulting geologist on October 29, 2004. Two additional mineral claims adjoining the Nanaimo Lake 1 and 2 claims were staked on our behalf and were recorded as the Molly 1 and Molly II claims. Pursuant to the Phase I report, relocation of the showings on the Nanaimo Lake Claims was difficult due to thick new growth of vegetation and underbrush; however, one pit containing strong quartz vein six feet in width was sampled revealing the following results:

Sample No.	Type	Copper %	Au Oz/ton
NL 1	Grab	0.19	<0.06
NL 2	Grab	0.04	<0.06
NL 3	Grab	0.19	<0.06
NL 4	Grab	0.01	<0.06
NL 5	Grab	Trace	<0.06

The Phase I report indicated the presence of copper and low gold values with minor silver credits. The report recommended that additional prospecting be carried out in order to locate the other known reported showings on the Nanaimo Lake Claims, as well as further trenching and sampling of the quartz vein structure as part of Phase II of our planned exploration program. The second phase of our exploration program is anticipated to commence in mid to late 2005.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. British Columbia law requires that a holder of title to mineral claims must spend at least $83 per mineral claim unit per year in order to keep the property in good standing, which we have done. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Nanaimo Lake Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•	Water discharge will have to meet drinking water standards;
•	Dust generation will have to be minimal or otherwise re-mediated;
•	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
•	An assessment of all material to be left on the surface will need to be environmentally benign;
•	Ground water will have to be monitored for any potential contaminants;
•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
•	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Employees

We have no employees as of the date of this prospectus other than our sole officer. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended $5,000 on our exploration program as of the date of this prospectus.

Subsidiaries

Konigsberg Explorations Inc., a British Columbia corporation, is our sole wholly owned subsidiary.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the Nanaimo Lake Claims in order to assess whether the claims possess mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver, molybdenum and gold mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims.

We received the geological evaluation report on the Nanaimo Lake Claims entitled "Report on the Nanaimo Lakes Property" prepared by Mr. Timmins on November 20, 2004. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

Phase I of our exploration program was completed in early May, 2005 and we received a report on Phase I from our consulting geologist containing his conclusions on the results of Phase I on May 25, 2005. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in mid to late 2005. As of August 11, 2005 we have expended $5,000 on exploration of our mineral claims.

We intend to commence Phase II of the exploration of our Nanaimo Lake Claims in late 2005. We have sufficient cash on hand to pay the costs of Phase II of our proposed exploration program and to fund our operations for the next twelve months. However, we will require additional financing in order to proceed with any additional work beyond Phase II of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase II of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase II of our exploration program.

A decision on proceeding beyond the planned Phase II explorations will be made by assessing whether the results of Phase II are sufficiently positive to enable us to obtain the financing we will need for us to continue through additional stages of the exploration program. This assessment will include an assessment of the market for financing of mineral exploration projects at the time of our assessment and an evaluation of our cash reserves after the completion of Phase II. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage.

During this exploration stage, our president will only be devoting approximately six to eight hours per week of her time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months; nor do we plan to make any purchases of equipment over the next twelve months due to reliance upon outside consultants to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$10,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$10,000
TOTAL	$23,000

(1)	Excluding the estimated costs of this offering of $27,022.

Our total expenditures over the next twelve months are anticipated to be approximately $23,000 excluding the remaining estimated costs of this offering of $27,022. Our cash on hand as of date of this prospectus is $66,389. We have sufficient cash on hand to pay the costs of Phase II of our proposed exploration program and to fund our operations for the next twelve months. However, we may require additional financing in order to proceed with any additional work beyond Phase II of our exploration program.

Liquidity and Capital Resources

As of August 11, 2005 we had cash of $66,389. We have not attained profitable operations to date and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.

We presently do not have any arrangements for additional financing for exploration work beyond Phase II of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase II of our exploration program.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own any real property. Our wholly owned subsidiary Konigsberg Explorations Inc., a British Columbia company, entered into an arms-length purchase agreement dated November 3, 2004 with Patricia L. Shore, pursuant to which our subsidiary acquired a 100% interest in the Nanaimo Lake Claims for cash consideration of $3,500. Ms. Shore subsequently executed a bill of sale on November 3, 2004, transferring all of Ms. Shore’s interest in the Nanaimo Lakes 1 and Nanaimo Lakes 2 claims to us. Following the completion of Phase I of our exploration program Ms. Shore executed a bill of sale on June 1, 2005 transferring to us all of Ms. Shore’s interest in two additional claims “Molly 1” and “Molly II” which were staked by Ms. Shore on our behalf. See “Description of Business” above.

We entered into a commercial lease agreement with Exports, Inc. (“Exports”) on January 28, 2005 pursuant to which Exports agreed to lease to us the premises located at Suite 3220, 435 Martin Street, Blaine, Washington, consisting of approximately 172 square feet, in consideration of which we agreed to pay Exports $2,940 per year and provide a security deposit of $245. The lease is for an initial term beginning February 1, 2005 and ending January 31, 2006. The lease is renewable at our option for an additional year at the same rental rate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters; and
•	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 10,000,000 total shares of common stock to our President, Secretary and Treasurer, Ms. Susan Downing, at a price of $0.001 per share. This issuance was made to Ms. Downing, who is a sophisticated individual and is in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have forty-five (45) registered stockholders.

Rule 144 Shares

As of the date of this prospectus no shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 194,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC prior to, or concurrently with, the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

We have not paid any salary, bonus or other compensation to our sole director and officer since our inception. We presently have no compensation arrangements with our sole director and officer.

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole director and officer since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the period ended March 31, 2005, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Consolidated Balance Sheet as at March 31, 2005;

	(c)	Consolidated Statement of Operations for the period from inception on November 3, 2004 to March 31, 2005;

	(d)	Consolidated Statement of Cash Flows for the period from inception on November 3, 2004 to March 31, 2005;

	(e)	Consolidated Statement of Changes in Stockholders' Equity for the period from inception on November 3, 2004 to March 31, 2005; and

	(f)	Notes to the Consolidated Financial Statements.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Konigsberg Corporation
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Konigsberg Corporation (An Exploration Stage Company) as at March 31, 2005, the related statements of operations, stockholders’ equity and cash flows for the period from November 3, 2004 (inception) to March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such consolidated financial statements present fairly, in all material respects, the financial position of Konigsberg Corporation (An Exploration Stage Company) as at March 31, 2005, and the results of its operations and its cash flows for the period from November 3, 2004 (inception) to March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
June 13, 2005

KONIGSBERG CORPORATION
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005
(Stated in U.S. Dollars)

ASSETS

Current

Cash	$84,893
Prepaid expenses	4,301
$89,194

LIABILITIES

Current
Accounts payable and accrued liabilities	$2,508

STOCKHOLDERS’ EQUITY

Commitment (Note 6)

Share Capital
Authorized:
100,000,000 common voting stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share

Issued and outstanding:
18,800,000 common stock	18,800

Additional Paid-In Capital	79,200

Deficit Accumulated During The Exploration Stage	(11,314)
86,686
$89,194

The accompanying notes are an integral part of these consolidated financial statements.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

PERIOD FROM NOVEMBER 3, 2004 (INCEPTION) TO MARCH 31, 2005
(Stated in U.S. Dollars)

Expenses
Office and sundry	$974
Professional fees	6,840
Write-down of mineral property interest	3,500

Net Loss For The Period	$11,314

Basic And Diluted Loss Per Share	$(0.01)

Weighted Average Number Of Shares Outstanding	12,634,797

The accompanying notes are an integral part of these consolidated financial statements.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD FROM NOVEMBER 3, 2004 (INCEPTION) TO MARCH 31, 2005
(Stated in U.S. Dollars)

Cash provided by (used in):
Operating Activities
Net loss for the period	$(11,314)
Item not involving cash:
Write-down of mineral property interest	3,500

(7,814)
Changes in non-cash operating working capital items:
Prepaid expenses	(4,301)
Accounts payable and accrued liabilities	2,508

(9,607)

Financing Activities
Share capital issued	98,000

Investing Activities
Additions to mineral property interest	(3,500)

Increase In Cash	84,893

Cash, Beginning Of Period	-

Cash, End Of Period	$84,893

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these consolidated financial statements.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM NOVEMBER 3, 2004 (INCEPTION) TO MARCH 31, 2005
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Shares issued for cash:
November 3, 2004 at
$0.001	10,000,000	$10,000	$-	$-	$10,000
February 28, 2005 at
$0.01	8,800,000	8,800	79,200	-	88,000
Net loss for the period	-	-	-	(11,314)	(11,314)

Balance, March 31, 2005	18,800,000	$18,800	$79,200	$(11,314)	$86,686

The accompanying notes are an integral part of these consolidated financial statements.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Konigsberg Corporation (“the Company”) was incorporated in the State of Nevada, U.S.A. on November 3, 2004

The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. The Company has acquired a mineral property located in the Nanaimo Mining Division, British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of property expenditures will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and upon future profitable production or proceeds for the sale thereof.

These consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $11,314 since inception and further losses are anticipated in the development of its business, raising substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through a private placement and public offering of its common stock. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The Company is not currently earning any revenue.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Konigsberg Explorations Inc., incorporated in British Columbia, Canada. Significant intercompany transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Mineral Properties and Exploration Expenditures

The Company records its interest in mineral properties at cost. The Company expenses all costs incurred on mineral properties to which it has secured exploration rights, other than acquisition costs, prior to the establishment of proven and probable reserves. When proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized. The Company regularly performs evaluations of its investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable, utilizing established guidelines based upon discounted future net cash flows from the asset or upon the determination that certain exploration properties do not have sufficient potential for economic mineralization. To date, the Company has not established the commercial feasibility of its exploration prospects. Therefore, all costs have been expensed. During the period ended March 31, 2005, the Company recorded impairments of $3,500 of its mineral property interest.

KONIGSBERG CORPORATION.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar and its reporting currency is the United States dollar. The consolidated financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these consolidated financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Financial Instruments

The carrying value of cash, and accounts payable and accrued liabilities approximates their fair value due to the liquidity of the cash and the short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 – “Accounting for Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Net Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128 – “Earnings Per Share”. Basic loss per share is computed using the weighted average number of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company generated net losses in the period presented, the basic and diluted loss per share is the same, as any exercise of options or warrants would be anti-dilutive.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the consolidated financial statements. As at March 31, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the consolidated financial statements.

Cash and Cash Equivalents

Cash consists of insured deposits with a Canadian Chartered Bank. For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At March 31, 2005, the Company had no cash equivalents.

Recent Accounting Pronouncements

a)

The Emerging Issues Task Force (“EITF”) has evaluated certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Issues” that included whether mineral interest conveyed by leases represent tangible or intangible assets and the amortization of such assets. On March 31, 2004, the EITF reached a consensus and issued EITF 04-2, “Whether Mineral Rights are Tangible or Intangible Assets” (“EITF 04-2”), that mineral interest conveyed by leases should be considered tangible assets. On April 30, 2004, the Financial Accounting Standards Board (“FASB”) issued amended SFAS 141 and SFAS 142. to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The amendment was effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company has adopted EITF No. 04-2.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

b)

On March 31, 2004, the EITF issued EITF 04-3, “Mining Assets’ Impairment and Business Combinations” which evaluated certain issues related to values in mining properties beyond proven and probable reserves (“VBPP”) and the effects of anticipated fluctuations in the future market price of minerals. The EITF reached a consensus that fair value of mining properties generally include both VBPP and the effects of anticipated fluctuations in the future market price of minerals and that entities should generally include both in determining the fair value allocated to mining assets in a purchase price allocation and in the cash flow analysis (both discounted and undiscounted) used for determining whether a mining asset should be impaired. The consensus is effective for reporting periods beginning after March 31, 2004, with early adoption permitted. The Company has adopted EITF 04-3. The adoption of EITF No. 04-3 did not have any impact on its financial position or results of operations or cash flows.

c)

In November 2004, FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company has determined that the adoption of SFAS 151 does not have an impact on its financial position or results of operations or cash flows.

d)

In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company has determined that the adoption of SFAS 153 does not have an impact on its financial position or results of operations or cash flows.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

e)

In December 2004, FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its financial position or results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying consolidated financial statements.

3.	MINERAL PROPERTY INTEREST

Pursuant to a mineral property agreement dated November 3, 2004, the Company purchased a 100% undivided right, title and interest in two mineral claims in an area known as the Nanaimo Lakes claims in the Nanaimo Mining Division for a cash payment of $3,500 (paid on November 4, 2004).

4.	SHARE CAPITAL

	a)	On November 3, 2004, the Company issued 10,000,000 common shares at $0.001 for total cash proceeds of $10,000 to an officer and director of the Company.

	b)	On February 28, 2005, the Company issued 8,800,000 common shares at $0.01 for total cash proceeds of $88,000.

	c)	At March 31, 2005, there were no outstanding stock options or warrants.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

5.	INCOME TAXES

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(3,847)
Increase in valuation allowance	3,847
Income tax provision	$-

Significant components of the Company’s deferred income tax assets are as follows:

Total income tax operating loss carry forward	$11,314
Statutory tax rate	34%
Deferred income tax asset	3,847
Valuation allowance	(3,847)
Net deferred tax asset	$-

The Company has incurred an operating loss and approximately $11,314, which, if unutilized, will expire in 2025. Future tax benefits, which may arise as a result of this loss, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance.

6.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of Company premises is pursuant to a lease for an initial one year term ending January 31, 2006 for $2,940 per year. The lease is renewable at the Company’s option for an additional year at the same rental rate.

KONIGSBERG CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005
(Stated in U.S. Dollars)

7.	SUBSEQUENT EVENT

On April 14, 2005 the Company completed an offering of 600,000 shares of its common stock at a price of $0.01 per share for cash consideration of $6,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Rancho. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Rancho, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting Fees and Expenses Legal Fees and Expenses Miscellaneous	$22 $1,000 $5,000 $20,000 $1,000
Total	$27,022

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 10,000,000 shares of common stock on November 3, 2004 to Ms. Susan Downing. Ms. Downing is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $10,000. The 10,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 8,800,000 shares of our common stock at a price of $0.01 per share to a total of 43 purchasers on February 28, 2005. The total amount we received from this offering was $88,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 600,000 shares of our common stock at a price of $0.01 per share to one investor on April 14, 2005. The total amount we received from this offering was $6,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.          EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.

3.2	Bylaws, as amended.

5.1	Opinion of O’Neill Law Group PLLC with consent to use.

10.1	Purchase Agreement dated November 3, 2004 between Patricia L. Shore and Konigsberg Explorations Inc.

10.2	Commercial Lease Agreement between Exports, Inc. and Konigsberg Corp. dated January 28, 2005.

10.3	Bill of Sale dated November 3, 2004 between Patricia L. Shore and Konigsberg Explorations Inc.

10.4	Bill of Sale dated June 1, 2005 between Patricia L. Shore and Konigsberg Explorations Inc.

23.1	Consent of Telford & Sadovnick P.L.L.C., Certified Public Accountants.

23.2	Consent of W.G. Timmins, P.Eng., Consulting Geologist.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on August 11, 2005.

KONIGSBERG CORPORATION

By:	/s/ Susan Downing
SUSAN DOWNING
President and Chief Executive Officer
(Principal Executive Officer and Principal
Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

	Chief Executive Officer, Chief Financial Officer,	August 11, 2005
/s/ Susan Downing	President, Secretary and Treasurer
SUSAN DOWNING	and Director
(Principal Executive Officer)
(Principal Accounting Officer)